Exhibit 99.1

For Immediate Release

Investor and Analyst Contact:	Media Contact:
Mark Cox	Gary Hanson
(915) 534-1400	(915) 534-1400

WESTERN REFINING AMENDS CREDIT FACILITIES
AND OBTAINS ADDITIONAL CREDIT FACILITY

EL PASO, Texas – July 1, 2008 – Western Refining, Inc. (NYSE:WNR) today announced that it has amended its credit facilities to eliminate all financial covenants for the fiscal quarter ended June 30, 2008.  Financial covenants will be reinstated for future fiscal quarters effective September 30, 2008, at renegotiated levels. The amounts available under the existing facilities were unchanged by the amendments. As part of the amendments, the Company has agreed to not pay cash dividends on its common stock through 2009.

Western also announced that it has obtained a new $75 million credit facility, which is in addition to the $800 million revolver that is currently in place.

“We are pleased to have completed these amendments and the new credit facility, which provide our company with additional financial flexibility.  The continued support of our lenders demonstrates their confidence in Western and our ability to successfully manage through the current refining environment.  We appreciate their support and will continue to take the appropriate steps to further enhance our capital structure,” said Paul Foster, Western’s President and Chief Executive Officer.

The amendments and details of the new credit facility will be more fully described in a current report on Form 8-K that the Company will file with the Securities and Exchange Commission.

About Western Refining
Western Refining, Inc. is an independent refining and marketing company headquartered in El Paso, Texas. Western has a refinery in El Paso, two refineries in the Four Corners region of northern New Mexico and a refinery in Yorktown, Virginia.  Western’s asset portfolio also includes refined products terminals in Albuquerque, New Mexico and Flagstaff, Arizona, asphalt terminals in Phoenix, Tucson, Albuquerque and El Paso, retail service stations and convenience stores in Arizona, Colorado and New Mexico, a fleet of crude oil and finished product truck transports, and wholesale petroleum products operations in Arizona, California, Colorado, Nevada, New Mexico, Texas and Utah. More information about the Company is available at www.wnr.com.

Cautionary Statement on Forward-Looking Statements
This press release contains forward-looking statements.  The forward-looking statements contained herein include statements about our ability to manage through the current refining environment and the steps we are taking to enhance our capital structure.  These statements are subject to the general risks inherent in our business and reflect our current expectations regarding these matters. These expectations may or may not be realized. Some of these expectations may be based upon assumptions or judgments that prove to be incorrect.  In addition, Western’s business and operations involve numerous risks and uncertainties, many of which are beyond Western’s control, which could result in Western’s expectations not being realized or otherwise materially affect Western’s financial condition, results of operations and cash flows. Additional information relating to the uncertainties affecting Western’s business is contained in its filings with the Securities and Exchange Commission. The forward-looking statements are only as of the date made, and Western does not undertake any obligation to (and expressly disclaims any obligation to) update any forward looking statements to reflect events or circumstances after the date such statements were made, or to reflect the occurrence of unanticipated events.